Exhibit 10.1

Execution Copy

CONSENT, WAIVER AND FIRST LOAN MODIFICATION AGREEMENT

This Consent, Waiver and First Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of November 4, 2009, with an effective date of September 30, 2009 (the “First Loan Modification Effective Date”), by and between SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at 230 West Monroe, Suite 270, Chicago, Illinois 60606 (“Bank”) and ATRICURE, INC., a Delaware corporation with its chief executive office located at 6033 Schumacher Park Drive, West Chester, Ohio 45069 (“Borrower”).

1.      DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of May 1, 2009, evidenced by, among other documents, a certain Loan and Security Agreement dated as of May 1, 2009, between Borrower and Bank (the “Existing Loan Agreement” and, as amended hereby, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2.      DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement and in a certain Intellectual Property Security Agreement, dated as of May 1, 2009, by and between Borrower and Bank (the “IP Agreement”, and together with any other collateral security granted to Bank, the “Security Documents”).

Hereinafter, the Security Documents, together with the Existing Loan Agreement and all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3.      DESCRIPTION OF CHANGE IN TERMS.

A.	Modifications to Loan Agreement.

1	The Loan Agreement shall be amended by deleting the following, appearing as Section 6.8 thereof, in its entirety:

“6.8        Operating Accounts.

(a)        Beginning on the date which is 60 days after the Effective Date, maintain all of its and all of its Subsidiaries’ operating and other deposit accounts, securities accounts, and any other accounts at which Borrower or its Subsidiaries maintain funds or investments (including without limitation any Collateral Accounts), which are maintained within the United States (including without limitation such accounts which are maintained with United States branches of foreign institutions), with Bank and Bank’s Affiliates. Notwithstanding the foregoing, Borrower may maintain until December 31, 2009 its account number 0985930850 at National City Bank for purpose of continuing to receive deposits of payment items sent to Borrower’s pre-existing lockbox, provided that (i) National City Bank and Borrower shall, within 30 days after the Effective Date, agree in writing that the proceeds in such account shall be swept to Bank two times per week and provide Bank with a Control Agreement to perfect Bank’s Lien against such account, and (ii) Borrower shall still be required to comply with the terms of Section 6.3(c) hereof.

(b)        Without limitation on subsection “a” above, (i) provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates, and (ii) for each Collateral Account that Borrower at any time maintains within the United States (including without limitation any such account which is maintained with a United States branch of a foreign institution), Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which such Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder. The provisions of “ii” of the previous sentence shall (x) not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such, (y) not apply to accounts which are being moved to Bank or Bank’s Affiliates within the 60 day period provided for in Section 6.8(a) above, and (z) shall be subject to the terms of Section 6.8(a) above with respect to account number 0985930850 at National City Bank.”

and inserting in lieu thereof the following:

“6.8        Operating Accounts.

(a)        Maintain its and its Subsidiaries’, if any, depository, operating accounts and securities accounts which are maintained in the United States (including, without limitation, such accounts which are maintained with United States branches of foreign financial institutions) with Bank and Bank’s affiliates, with all excess funds maintained at or invested through Bank or an affiliate of Bank. Notwithstanding the foregoing, Borrower may maintain, until December 31, 2009, its account number 0985930850 at National City Bank for the purpose of continuing to receive deposits of payment items sent to Borrower’s pre-existing lockbox; provided, however, for the avoidance of doubt, Borrower will be required to comply with the terms of Section 6.3(c) hereof.

(b)        Provide Bank five (5) days prior-written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that Borrower at any time maintains in the United States (including, without limitation, such accounts which are maintained with a United States branch of a foreign financial institutions), Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply to (i) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such and (ii) Borrower’s account number 0985930850 at National City Bank; provided, that such account number 0985930850 at National City Bank shall be terminated no later than December 31, 2009, with the proceeds thereof transferred to an account of Borrower maintained at Bank.”

2	The Loan Agreement shall be amended by deleting the following, appearing as Section 6.9(a) thereof, in its entirety:

“(a)        Minimum Adjusted Quick Ratio. An Adjusted Quick Ratio of at least 1.2 to 1.0 provided that Borrower shall only be required to maintain such minimum Adjusted Quick Ratios with respect to months during which there were any Advances outstanding.”

and inserting in lieu thereof the following:

“(a)        Minimum Adjusted Quick Ratio. An Adjusted Quick Ratio of at least 1.2 to 1.0 at all times.”

3	The Loan Agreement shall be amended by deleting the following, appearing as Section 6.9(b) thereof, in its entirety:

“(b)        Maximum Capital Expenditures. Not contract for, purchase or make any expenditure or commitments for capital expenditures in an aggregate amount in excess of $1,750,000 for Borrower’s fiscal year ending December 31, 2009, $3,400,000 for Borrower’s fiscal year ending December 31, 2010, and an amount for each of Borrower’s fiscal years ending thereafter as Borrower and Bank shall agree, provided that if Borrower and Bank fail to agree on the amount with respect to any such year, such amount shall be deemed to be $3,400,000 for such year.”

and inserting in lieu thereof the following:

“(b)        Maximum Capital Expenditures. Not contract for, purchase or make any expenditure or commitments for Capital Expenditures in an aggregate amount in excess of $1,750,000 for Borrower’s fiscal year ending December 31, 2009, $3,400,000 for Borrower’s fiscal year ending December 31, 2010, and an amount for each of Borrower’s fiscal years ending thereafter as Borrower and Bank shall agree, provided that if Borrower and Bank fail to agree on the amount with respect to any such year, such amount shall be deemed to be $3,400,000 for such year; provided, further, that for each fiscal year, any Capital Expenditure amount not used by the last day of the respective fiscal year shall be added to the permitted Capital Expenditure amount for the next succeeding fiscal year.”

4	The Loan Agreement shall be amended by deleting the following, appearing as Section 6.9(d) thereof, in its entirety:

“(d)        Minimum EBITDA. Maintain, measured as of the end of each month, for the three-month period ending as of the end of such month of at least the following minimum amounts for the months ending during the following periods (amounts in parentheses below represent negative numbers):

Period	Minimum EBITDA
Effective Date through May 31, 2009	$(2,280,000)
June 1, 2009 through August 31, 2009	$(1,060,000)
September 1, 2009 through November 30, 2009	$(100,000)
December 1, 2009 through February 28, 2010	$130,000

March 1, 2010 through May 31, 2010	$(1,600,000)
June 1, 2010 through August 31, 2010	$(250,000)
September 1, 2010 through November 30, 2010	$50,000
December 1, 2010 through February 28, 2011	$60,000

March 1, 2011 and thereafter	an amount as Borrower and Bank shall agree”

and inserting in lieu thereof the following:

“(d)        Minimum EBITDA. Maintain, measured as of the end of each month, for the trailing six-month period ending as of the end of such month, EBITDA of at least the following minimum amounts for the months ending during the following periods (amounts in parentheses below represent negative numbers):

Period	Minimum EBITDA
September 1, 2009 through and including December 31, 2009	$(500,000)
January 1, 2010 through and including March 31, 2010	$(750,000)
April 1, 2010 through and including June 30, 2010	$1.00
July 1, 2010 through and including December 31, 2010	$250,000

January 1, 2011 and thereafter	An amount as Borrower and Bank may agree

; provided, however, that in the event Bank and Borrower have not agreed upon such amounts for 2011 and thereafter on or before January 31, 2011, the minimum EBITDA covenant shall revert to the amounts and thresholds for the corresponding monthly periods in 2010, until such time as Bank and Borrower have agreed upon such amounts.”

5	The Loan Agreement shall be amended by deleting the following, appearing as Section 6.12 thereof, in its entirety:

“6.12        Pledge of Stock of AtriCure Europe B.V. Within 60 days after the Effective Date, Borrower shall cause Borrower and AtriCure Europe B.V. to enter into a pledge agreement with Bank pledging to Bank shares relating to 65% of the outstanding stock of AtriCure Europe B.V. and cause such agreement to be notarized in accordance with the laws of the Netherlands.”

and inserting in lieu thereof the following:

“6.12        Pledge of Stock of AtriCure Europe B.V. At the request of Bank, in its sole discretion, Borrower shall enter into a pledge agreement with Bank, in form and substance acceptable to Bank, in its sole discretion, pledging to Bank shares evidencing ownership of 65% of the outstanding stock of AtriCure Europe B.V. and cause such pledge agreement to be notarized and enforceable in accordance with the laws of the Netherlands.”

6	The Loan Agreement shall be amended by deleting the following, appearing as Section 7.4 thereof, in its entirety:

“7.4        Indebtedness. Create, incur, assume, or be liable for (a) any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness, or (b) any Indebtedness to any officer, director or shareholder of Borrower unless such officer, director or shareholder subordinates such Indebtedness to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and such officer, director or shareholder), on terms acceptable to Bank.”

and	inserting in lieu thereof the following:

“7.4        Indebtedness. Create, incur, assume, or be liable for (a) any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness, or (b) any Indebtedness to any officer, director or shareholder of Borrower unless such officer, director or shareholder subordinates such Indebtedness to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and such officer, director or shareholder), on terms acceptable to Bank; provided, however, the DOJ Obligations shall constitute Permitted Indebtedness hereunder, and the regularly scheduled payment thereof shall be permitted, only to the extent such DOJ Obligations remain unsecured and free and clear of any and all Liens or encumbrances, whether consensual, contractual, involuntary, statutory or otherwise, other than the right of set-off retained against any amounts due and owing to the Borrower by the Department of Justice or other agencies or instrumentalities of the United States of America.”

7	The Loan Agreement shall be amended by inserting the following definitions in their appropriate alphabetical order in Section 13.1 thereof:

““Capital Expenditures” means, with respect to any Person for any period, the sum of (a) the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, plus (b) to the extent not covered by clause (a), the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or capitalized assets or the capital stock of any other Person.”

“DOJ Obligations” is unsecured payment obligations that may be incurred by Borrower, which may become due and payable pursuant to a settlement agreement by and between the Department of Justice and the Borrower, payable in accordance with the scheduled terms of and in a maximum amount of principal and interest not to exceed the amounts listed on Exhibit A provided by Bank to Borrower and attached hereto.

“First Loan Modification Agreement” is that certain Consent, Waiver and First Loan Modification Agreement, by and between Borrower and Bank,

entered into as of November 4, 2009, effective as of the First Loan Modification Effective Date.

“First	Loan Modification Effective Date” is defined in the preamble of the First Loan Modification Agreement.”

8	The Loan Agreement shall be amended by deleting the following definitions from Section 13.1 thereof, each in its entirety:

““Adjusted Quick Ratio” is the ratio of (a) Borrower’s unrestricted cash and unrestricted Cash Equivalents held with Bank and Bank’s Affiliates plus Borrower’s Eligible Accounts, divided by (b) Borrower’s Current Liabilities (including any amounts used for Cash Management Services and the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit)) minus the current portion of Deferred Revenue. (For purposes of clarity, the parties acknowledge that Borrower’s cash or Cash Equivalents shall not be considered to be restricted by reason of the fact that they are subject to Bank’s Lien.)

“Current Liabilities” are all obligations and liabilities of Borrower to Bank (regardless of when they mature), plus, without duplication, the aggregate amount of Borrower’s Total Liabilities that mature within one (1) year.

“EBITDA” shall mean (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) to the extent deducted in the calculation of Net Income, income tax expense, plus (e) to the extent deducted in the calculation of Net Income, non-cash charges including non-cash equity compensation.

“Fixed Charge Coverage Ratio” means a ratio of (a) EBITDA, minus cash income taxes paid, and minus unfinanced capital expenditures, to (b) current portion of long term debt, plus cash Interest Expense paid.

and inserting in lieu thereof the following:

““Adjusted Quick Ratio” is the ratio of (a) Borrower’s unrestricted cash and unrestricted Cash Equivalents held with Bank and Bank’s Affiliates plus Borrower’s Eligible Accounts, divided by (b) Borrower’s Current Liabilities (including any amounts used for Cash Management Services and the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit)) minus the current portion of Deferred Revenue. (For purposes of clarity, the parties acknowledge that (i) Borrower’s cash or Cash Equivalents shall not be considered to be restricted by reason of the fact that they are subject to Bank’s Lien and (ii) any account receivable established with respect to expected insurance proceeds in an amount of up to Two Million Dollars ($2,000,000) associated with the settlement of a class action lawsuit by purchasers of Borrower’s common stock related to alleged securities law violations shall not be considered an “Eligible Account”).

“Current Liabilities” are all obligations and liabilities of Borrower to Bank (regardless of when they mature), plus, without duplication, the aggregate amount of Borrower’s Total Liabilities that mature within one (1) year; provided, however, Current Liabilities shall not include (a) principal or interest on the DOJ Obligations to the extent such amounts would otherwise constitute Current Liabilities or (b) up to Two Million Dollars ($2,000,000) of liability associated with the settlement of a class action lawsuit by purchasers of Borrower’s common stock related to alleged securities law violations, but only to the extent that Borrower maintains an account receivable in respect of insurance proceeds relating to such settlement in the same amount.

“EBITDA” shall mean (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) to the extent deducted in the calculation of Net Income, income tax expense, plus (e) to the extent deducted in the calculation of Net Income, non-cash charges including non-cash equity compensation plus (f) to the extent deducted from the calculation of Net Income, principal and interest on the DOJ Obligations.

“Fixed Charge Coverage Ratio” means a ratio of (a) EBITDA, minus cash income taxes paid, and minus unfinanced Capital Expenditures, to (b) the sum of (i) current portion of long term debt (other than DOJ Obligations, to the extent included in the calculation of the current portion of long term debt), plus (ii) cash Interest Expense paid (other than Interest Expense on the DOJ Obligations, to the extent included in the calculation of Interest Expense).”

9	The Loan Agreement shall be amended by deleting the following clauses (k) and (l) from the definition of “Permitted Indebtedness” in Section 13.1 thereof, each in its entirety:

“(k)       Contingent Obligations of Borrower relating to, and not exceeding the amount of, the Indebtedness of any Subsidiary allowed pursuant to clause (i) above; and

(l)          extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) and (b) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.”

and inserting in lieu thereof the following:

“(k)       Contingent Obligations of Borrower relating to, and not exceeding the amount of, the Indebtedness of any Subsidiary allowed pursuant to clause (i) above;

(l)          extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) and (b) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be; and

(m)        subject to the terms and conditions contained herein and in the First Loan Modification Agreement, including, without limitation, Section 7.4 hereof, the DOJ Settlement.”

10	The Compliance Certificate appearing as Exhibit B to the Loan Agreement is hereby replaced with the Compliance Certificate attached as Exhibit B hereto.

4.      ACKNOWLEDGMENT OF POTENTIAL DEFAULTS; CONDITIONAL WAIVER AND CONSENT. Borrower acknowledges that its proposed settlement agreement with the Department of Justice with respect to certain claims asserted to date by the Department of Justice (the “DOJ Settlement”) relating to threatened legal action is subject to the reporting requirements of Section 6.2(k), and the failure to promptly report such action could constitute a breach of Section 6.2(k) and the incurrence of the DOJ Obligation may be in violation of Section 7.4 of the Existing Loan Agreement (the “Anticipated Defaults”). Subject to the terms and conditions described in Section 5 hereof and delivery of the Conditions Precedent described in Section 7 hereof, Bank hereby consents to the incurrence of the DOJ Obligations by Borrower pursuant to the DOJ Settlement, and waives the Anticipated Defaults. Bank’s waiver shall only apply to the Anticipated Defaults, and Borrower hereby acknowledges and agrees that except as specifically provided herein, nothing in this Section or anywhere in this Loan Modification Agreement shall be deemed or otherwise construed as a waiver by the Bank of any of its rights and remedies pursuant to the Existing Loan Documents, applicable law or otherwise, including, without limitation, any Event of Default (other than the Anticipated Defaults), whether now existing or hereafter occurring. Bank acknowledges that the incurrence of the DOJ Obligations does not constitute a Material Adverse Change.

5.      DOJ SETTLEMENT. On or before February 28, 2010, or such later date as Bank and Borrower may, in their good faith business judgment, mutually agree, Borrower shall have entered into the DOJ Settlement. Borrower shall keep Bank informed, no less than two times per month or more frequently as Bank shall require, of the status of the negotiations with the Department of Justice with respect to the definitive DOJ Settlement. Borrower shall ensure that such DOJ Settlement provides, at a minimum, that, until the termination of the Loan Agreement when all Obligations of Borrower to Bank are paid-in-full and Bank has no obligation to make any further Credit Extensions to Borrower, the DOJ Obligations shall (i) be payable in accordance with scheduled terms with a present value of and in a maximum amount of principal and interest not to exceed the present value and the amount provided by Borrower to Bank, listed on Exhibit A attached hereto; and (ii) be unsecured and remain free and clear of any and all Liens or encumbrances, whether consensual, involuntary, contractual, statutory or otherwise, other than the right of set-off retained against any amounts due and owing to the Borrower by the Department of Justice or other agencies or instrumentalities of the United States of America. Borrower shall deliver to Bank, as soon as available, an executed copy of such definitive DOJ Settlement. Failure of Borrower to comply with any portion of this Section 5 shall result in an immediate Event of Default under the Loan Agreement, for which there shall be no cure period available.

6.      FEES. Borrower shall reimburse Bank for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

7.      CONDITIONS PRECEDENT TO EFFECTIVENESS. Borrower hereby agrees that the following documents shall be delivered to the Bank prior to the entering into and the effectiveness of this Loan Modification Agreement, each in form and substance satisfactory to the Bank (collectively, the “Conditions Precedent”):

a)	copies, certified by a duly authorized officer of the Borrower to be true and complete as of the date hereof, of each of (i) the governing documents of the Borrower as in effect on the date hereof (to the extent such governing documents have been amended since the same were last delivered to Bank), (ii) the resolutions of the Borrower authorizing the execution and delivery of this Loan Modification Agreement, the other documents executed in connection herewith and the Borrower’s performance of all of the transactions contemplated hereby, and (iii) an incumbency certificate giving the name and bearing a specimen signature of each individual who shall be so authorized;

b)	a certificate of the from the Secretary of State for the applicable jurisdiction, as of a recent date as to the Borrower’s existence, good standing and foreign qualification (where applicable);

c)	a duly executed copy of this Loan Modification Agreement, together with updated Schedule 5.9 attached thereto;

d)	a legal opinion of counsel to the Borrower as to authority and enforceability of the Loan Modification Agreement;

e)	a copy of Borrower’s 10-Q for the fiscal quarter ended September 30, 2009, unless such report is timely filed with the SEC and is otherwise publicly available; and

f)	such other documents as the Bank may reasonably request.

8.      AUTHORIZATION TO FILE. Borrower hereby authorizes Bank to file UCC financing statements without notice to Borrower, with all appropriate jurisdictions, as Bank deems appropriate, in order to further perfect or protect Bank’s interest in the Collateral, including a notice that any disposition of the Collateral, by either the Borrower or any other Person, shall be deemed to violate the rights of the Bank under the Code.

9.      CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

10.      RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

11.      NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

12.      CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

13.      RIGHT OF SET-OFF. In consideration of Bank’s agreement to enter into this Loan Modification Agreement, Borrower hereby reaffirms and hereby grants to Bank, a lien, security interest and right of set off as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Silicon Valley Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the loan. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

14.      CONFIDENTIALITY. Bank may use confidential information for the development of databases, reporting purposes, and market analysis, so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly permitted by Borrower. The provisions of the immediately preceding sentence shall survive the termination of the Loan Agreement.

JURISDICTION/VENUE. California law governs the Loan Documents, including, without limitation, this Loan Modification Agreement without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of the Loan Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS LOAN MODIFICATION AGREEMENT, THE LOAN AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

15.      COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.

[The remainder of this page is intentionally left blank]

This Loan Modification Agreement is executed as of the date first written above.

BORROWER:		BANK:

ATRICURE, INC.		SILICON VALLEY BANK

By:	/S/ JULIE A. PITON	By:	/S/ ADAM M. GLICK
Name:	Julie A. Piton	Name:	Adam M. Glick
Title:	Vice President, Finance and Administration and Chief Financial Officer	Title:	Relationship Manager

EXHIBIT A

Proposed Payment Schedule

(see attached)

EXHIBIT B

COMPLIANCE CERTIFICATE

TO: SILICON VALLEY BANK	Date:

FROM: ATRICURE, INC.

The undersigned authorized officer of AtriCure, Inc. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”):

(1) Borrower is in complete compliance for the period ending              with all required covenants except as noted below; (2) there are no Events of Default; (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement; and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank.

Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Transaction Reports	Non-Streamline: Weekly; Streamline: monthly within 15 days	Yes No

Monthly payable & receivable items, check registers, general ledger, & reconciliations	Monthly within 15 days	Yes No

Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No

Annual financial statement (CPA Audited)	FYE within 120 days	Yes No

Annual budgets and projections	Prior to FYE	Yes No

Financial Covenants	Required	Actual		Complies
Maintain on a Monthly Basis:
Minimum Adjusted Quick Ratio (when required)	1.2:1.0		:1.0	Yes No
Maximum Capital Expenditures	*	$		Yes No
Minimum Fixed Charge Coverage Ratio (when required)	1.5:1.0		:1.0	Yes No
Minimum EBITDA	*	$		Yes No

*See	Loan Agreement

Performance Pricing		Applies
Adjusted Quick Ratio:
greater or equal to 2 to 1	First Tier Rate	Yes No
greater or equal to 1.5 to 1, but less than 2 to 1	Second Tier Rate	Yes No
Less than 1.5 to 1, or Event of Default exists	Regular Rate	Yes No

Streamline Requirement
Minimum Cash Condition	See Loan Agreement	Yes No

Borrower is party to, or bound by, the following material Restricted Licenses that were not previously noted in the Perfection Certificate or a prior Compliance Certificate:                                                             .

Borrower intends to register the following copyrights or mask works with the United States Copyright Office that were not previously noted in a prior Compliance Certificate:                                                              .

Borrower has (i) obtained the following Patents, registered Trademarks, registered Copyrights, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, and (ii) applied for the following Patents and the registration of the following Trademarks; in each case, that were not previously noted in the Perfection Certificate or a prior Compliance Certificate (to be reported on as part of the Compliance Certificate due following the last month of each fiscal quarter):                                                          .

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

ATRICURE, INC.	BANK USE ONLY

By:	Received by:	AUTHORIZED SIGNER

Name:	Date:

Title:	Verified:	AUTHORIZED SIGNER

Date:

	Compliance Status:	Yes No

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:

I.	Minimum Adjusted Quick Ratio (Section 6.9(a))

Required:             at least 1.20:1.00, at all times

Actual:

A.	Borrower’s unrestricted cash (and Cash Equivalents) held with Bank and its Affiliates	$

B.	Borrower’s Eligible Accounts (excluding any account receivable established with respect to expected insurance proceeds in an amount of up to Two Million Dollars ($2,000,000) associated with the settlement of a class action lawsuit)	$

C.	Line A plus line B	$

D.	Borrower’s Current Liabilities (including any amounts used for Cash Management Services and the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), but excluding the amount of principal or interest on the DOJ Obligations and excluding up to Two Million Dollars ($2,000,000) of liability associated with the settlement of a class action lawsuit, but only to the extent that Borrower maintains an account receivable in respect of insurance proceeds relating to such settlement in the same amount)	$

E.	The current portion of Deferred Revenue

F.	Line D minus line E

G.	Adjusted Quick Ratio (line C divided by line F)	:

Is line G greater than or equal to 1.20:1.00?

No, not in compliance	Yes, in compliance

II.	Maximum Capital Expenditures (Section 6.9(b))

Required:             not to exceed per fiscal year the limits provided for in Section 6.9(b) of the Loan Agreement

Actual:

A.	Capital expenditure limit provided for in Section 6.9(b) (including any prior-year rollover amount)	$

B.	Capital expenditures for fiscal year	$

C.	Line A minus line B	$

Is line C greater than or equal to zero?

No, not in compliance	Yes, in compliance

III.	Minimum Fixed Charge Coverage Ratio (Section 6.9(c))

Required:              not less than 1.50:1.00 (required upon release of the Term Loan-Related Reserve)

Actual:

A.	EBITDA (as defined in the Loan Agreement)	$

B.	Cash income taxes paid	$

C.	Unfinanced Capital Expenditures	$

D.	Line A minus line B minus line C	$

E.	Current portion of long term debt, other than DOJ Obligations to the extent included in calculation of the current portion of long term debt	$

F.	Interest Expense, other than Interest Expense on the DOJ Obligations, to the extent included in the calculation of Interest Expense	$

G	Line E plus line F	$

H.	Fixed Charge Coverage Ratio (line D divided by line G)	___:___

Is line H greater than or equal to 1.50:1.00?

No, not in compliance	Yes, in compliance

IV.	Minimum EBITDA (Section 6.9(d))

Required:              equal to or greater than the amounts set forth in Section 6.9(d) of the Loan Agreement

Actual:

A.	EBITDA (as defined in the Loan Agreement)	$

B.	Minimum required per Section 6.9(d)	$

C.	Line A minus line B	$

Is line C greater than or equal to zero?

No, not in compliance	Yes, in compliance

SCHEDULE 5.9

Pension Plans

The Borrower has prepared and submitted to the internal revenue service a report for the period January 31, 2002 through December 31, 2008 detailing certain non-compliance under borrower’s 401(k) plan, including as a result of improper calculations of compensation under the plan documents, errors in properly calculating required “matching” contributions to be made by the borrower and improper exclusion of certain employees from participation in the plan. The Borrower has also submitted an amendment to the plan which is effective January 1, 2009.